EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-75310 and No. 333-119973) and in the Registration Statements on Form S-8 (No. 333-42448 and No. 333-61017) of Tipperary Corporation of our report dated March 23, 2005 relating to the consolidated financial statements, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Denver, Colorado

September 8, 2005